INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. 1)

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                     Standish, Ayer & Wood Investment Trust
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                     STANDISH, AYER & WOOD INVESTMENT TRUST
                              One Financial Center
                           Boston, Massachusetts 02111


December 17, 1999


Dear Shareholder:

Enclosed are proxy materials pertaining to a special meeting for shareholders of the Standish Small Cap Tax Sensitive Equity Fund. The meeting is being held to discuss a proposal that has been approved by the Trustees to increase the advisory fee of this fund from .60% to .80% to support the ongoing investment management of the fund. The details of the proposal are included in the proxy materials.

The original mailing of the enclosed proxy materials took place on November 18th but there was a delay in getting them to you. The original date of the shareholder meeting was set for December 20, 1999. In order to make sure you have adequate time to consider and vote on this proposal, we will adjourn the meeting to 2:00 p.m. on January 14, 2000. The meeting will be held at the same location as set forth in the proxy materials.

We hope you will review the details of this proposal and will vote your shares as you deem appropriate. If you have questions regarding this proxy please feel to call us at 1 800 - 221 - 4795.

Sincerely,

/s/ James E. Hollis III

James E. Hollis, III
Director of Mutual Funds